Exhibit 99.1

                 Atrion Reports First Quarter Results

    ALLEN, Texas--(BUSINESS WIRE)--April 29, 2005--Atrion Corporation (Nasdaq:ATRI) today announced that for the first quarter of 2005 diluted earnings per share were up 76% compared to the results for the first quarter of 2004. Revenues in the first quarter were 11% higher than in the first quarter of last year.
    Commenting on the Company's results, Emile A. Battat, Chairman, said: "We are very pleased with the double digit increase in sales and the exceptionally strong increase in profits. The increase in profits reflected not only a growth in sales but also the more favorable mix towards higher-margin products. This resulted in a significant increase in gross margin as a percentage of sales for the quarter, without which our diluted earnings per share would have been $0.87, a 24% increase over the same period last year rather than the reported increase of 76%. There is no assurance that in coming quarters higher-margin products will represent as significant a portion of our overall sales as in the first quarter."
    Atrion's revenues for the quarter ended March 31, 2005 were $18,645,000 compared with $16,789,000 in the same period in 2004. On a diluted per share basis, earnings for the period increased to $1.23 as compared to $.70 in the same quarter of last year. Operating income for the current year period totaled $3,418,000, compared to $1,901,000 in last year's first quarter.
    At the end of the quarter, Halkey-Roberts Corporation, a Company subsidiary, and Filtertek Inc. settled their pending litigation. Terms of the settlement required Halkey-Roberts to make a one-time payment to Filtertek in exchange for a paid-up license to manufacture and sell swabable valves that were the subject of the litigation. The cost of the settlement was apportioned to past and future licensing periods. No charges were made against our first quarter income for this settlement since the reserves previously established for the cost of litigation were sufficient to cover the liability for past sales as well as expenses incurred to date. The cost of the settlement associated with the future licensing period will be amortized on a straight-line basis over the remaining life of the patent.
    Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

    The statements in this press release that are forward-looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding the amortization of the cost of a part of the Filtertek settlement over the remaining life of the patent. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results or future events to differ materially from those expressed in or underlying our forward-looking statements: changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and intellectual property and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.


                          ATRION CORPORATION
              UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
                 (In thousands, except per share data)


                                                       Three Months
                                                           Ended
                                                         March 31,
                                                      2005     2004
                                                     -------- --------
Revenues                                             $18,645  $16,789
Cost of goods sold                                    11,024   10,834
                                                     -------- --------
  Gross profit                                         7,621    5,955
Operating expenses                                     4,203    4,054
                                                     -------- --------
  Operating income                                     3,418    1,901

Interest expense, net                                     (6)     (16)
Other income, net                                          8        6
                                                     -------- --------
  Income before income taxes                           3,420    1,891
Income tax provision                                  (1,126)    (604)
                                                     -------- --------
  Net income                                           2,294    1,287
                                                     ======== ========


Income per basic share                                 $1.33     $.76
                                                     ======== ========

Weighted average basic shares outstanding              1,723    1,703
                                                     ======== ========


Income per diluted share                               $1.23     $.70
                                                     ======== ========

Weighted average diluted shares outstanding            1,865    1,843
                                                     ======== ========


                          ATRION CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                Mar. 31,    Dec. 31,
ASSETS                                            2005        2004
                                               ----------- -----------
                                               (Unaudited)
Current assets:
  Cash and cash equivalents                        $1,083        $255
  Accounts receivable                               8,535       7,588
  Inventories                                      15,094      14,013
  Prepaid expenses                                    957       1,028
  Land deposit                                      3,750       3,750
  Deferred income taxes                             1,039       1,039
                                               ----------- -----------
    Total current assets                           30,458      27,673
Property, plant and equipment, net                 25,665      25,331
Other assets                                       14,986      14,404
                                               ----------- -----------

                                                  $71,109     $67,408
                                               =========== ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities                               8,439       8,467
  Line of credit                                    4,127       2,936
  Other non-current liabilities                     5,570       5,402
  Stockholders' equity                             52,973      50,603
                                               ----------- -----------

                                                  $71,109     $67,408
                                               =========== ===========

    CONTACT: Atrion Corporation, Allen
             Jeffery Strickland, 972-390-9800